Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED SEPTEMBER 30, 2016

Highlights

•	Invested $216.2 million in re-performing loans with an aggregate unpaid principal balance (“UPB”) of $259.4 million to end the quarter with a $755.6 million investment in mortgage loans with an aggregate UPB of $948.8 million.
•	Portfolio interest income of $18.7 million; net interest income of $11.8 million.
•	Net income attributable to common stockholders of $7.6 million.
•	Earnings per share (“EPS”) of $0.42 per diluted share.
•	Taxable income per share of $0.18 per diluted share.
•	Book value per share of $14.99.
•	Raised $81.0 million, net, in secured borrowings.
•	Sold $78.1 million in re-performing loans with an aggregate unpaid principal balance of $100.3 million to Ajax E Master Trust, the joint venture we established in the first quarter of 2016, and used the proceeds to pay down a repurchase line of credit.
•	$23.3 million of cash and cash equivalents at September 30, 2016.

New York, NY—November 1, 2016—Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces results of operations for the quarter ended September 30, 2016. We focus primarily on acquiring, investing in and managing a portfolio of re-performing (“RPL”) and non-performing (“NPL”) mortgage loans secured by single-family residences and commercial properties and, to a lesser extent, single-family properties.

Financial Results (Unaudited)

(dollars in thousands except per share amounts)

	Three months ended
	September 30,			December 31,
	2016	June 30, 2016	March 31, 2016	2015
Interest income	$18,707	$16,378	$15,814	$15,584
Total revenue (1)	$11,619	$10,688	$11,411	$11,688
Consolidated net income	$7,887	$6,861	$7,963	$8,392
Net income per diluted share	$0.42	$0.42	$0.50	$0.53
Average equity	$279,222	$248,195	$240,283	$234,656
Average total assets	$814,426	$671,275	$626,008	$583,951
Average daily cash balance(2)	$50,572	$39,043	$27,824	$28,066
Average carrying value RPL	$653,699	$539,701	$496,925	$447,512
Average carrying value NPL	$63,778	$68,205	$71,984	$75,433

(1) Total revenue includes net interest income, income from manager and other income

(2) Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust

Consolidated net income for the quarter increased primarily as a result of the higher average balance of our investments in mortgage loans offset by impairments and lower gains on our real estate property held for sale (“REO”). Additionally, we collected $27.7 million on our mortgage loan and REO portfolios through payments, payoffs and sales of REO. We ended the third quarter with $23.3 million in available cash, a $45 million decline from the prior quarter as a result of the $125 million net increase in the ending balance of our investment in mortgage loans offset by an $87 million increase in our secured borrowings and repurchase line of credit.

Our investment strategy remains focused on acquiring RPLs; and the percentage of RPLs relative to NPLs in our portfolio continues to increase. Additionally, we continue to see lower than expected re-default rates for purchased RPLs. As a result, the overall duration of the portfolio continues to extend, resulting in increased cash flow over the life of the loans as projected principal and interest payments increase but lower yields and lower current period income as the cash flows occur over a longer time period.

Portfolio Acquisitions

(dollars in thousands)

	Three months ended
	September 30, 2016[1]	June 30, 2016	March 31, 2016	December 31, 2015
RPLs
Count	1,416	251	218	333
UPB	$259,446	$70,262	$49,685	$60,956
Purchase price	$216,225	$52,128	$37,207	$45,861
Purchase price % of UPB	83.3%	74.2%	74.8%	72.9%

NPLs
Count	-	-	-	4
UPB	-	-	-	$910
Purchase price	-	-	-	$585
Purchase price % of UPB	-	-	-	64.8%

Mortgage loans purchased during the third quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 40 days of the quarter.

During the quarter we completed our seventh securitization, which closed on August 12, 2016. An aggregate of $82.3 million of senior securities and $13.0 million of subordinated securities were issued in a private offering with respect to $129.2 million UPB of mortgage loans. Approximately 93.5% of these mortgage loans were RPLs and approximately 6.5% were NPLs based on UPB. Net proceeds from the sale of the senior securities provided leverage of approximately 4.6 times the related equity.

1) Includes 572 re-performing loans acquired for $78.2 million and an unpaid principal balance of $100.3 million sold to Ajax E Master Trust, an affiliate of the joint venture we established in March 2016.

The following table provides an overview of our portfolio at September 30, 2016 (dollars in thousands):

No. of loans	4,271	Weighted average LTV(4)	98.9%
Total UPB	$948,838	Weighted average remaining term	326.0
Interest-bearing balance	$878,629	No. of first liens	4,247
Deferred balance(1)	$70,209	No. of second liens	24
Market value of collateral(2)	$1,118,769	No. of rental properties	4
Price/total UPB(3)	75.4%	Market value of rental properties	$1,348
Price/market value of collateral	64.6%	Capital invested in rental properties	$915
Re-performing loans	91.3%	Price/market value of rental properties	67.8%
Non-performing loans	8.7%	No. of other REO	130
Weighted average coupon	4.37%	Market value of other REO	$27,792

(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	As of acquisition date.

(3)	Our loan portfolio consists of fixed rate (50.9% of UPB), ARM (15.7% of UPB) and Hybrid ARM (33.4% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(4)	UPB as of September 30, 2016 divided by market value of collateral as of acquisition date and weighted by the UPB of the loan.

Subsequent Events

During October 2016, we acquired 46 RPLs with aggregate UPB of $5.9 million in three transactions from three different sellers. The loans were acquired at 59% of UPB and the estimated market value of the underlying collateral is $7.0 million. The purchase price equaled 50% of the estimated market value of the underlying collateral. We also acquired 14 NPLs with aggregate UPB of $1.8 million in one transaction from one seller. The loans were acquired at 56% of UPB and the estimated market value of the underlying collateral is $2.1 million. The purchase price equaled 47% of the estimated market value of the underlying collateral.

Additionally, during October 2016, we acquired 370 RPLs with aggregate UPB of $69.9 million in three transactions from three related party trusts.  These loans, which have been serviced by Gregory Funding, have made at least 24 payments of scheduled principal and interest in the last 24 months and have a weighted average coupon of 5.25%.  The loans were acquired at 93% of UPB and the estimated market value of the underlying collateral is $91.0 million. The purchase price equaled 71% of the estimated market value of the underlying collateral. All of these acquisitions had closed as of October 31, 2016.

Additionally, we have agreed to acquire, subject to due diligence, 430 RPLs with aggregate UPB of $92.8 million in seven transactions from seven different sellers. The purchase price equals 82% of UPB and 56% of the estimated market value of the underlying collateral of $135.6 million. We have not entered into a definitive agreement with respect to these loans, and there is no assurance that we will enter into a definitive agreement relating to these loans or, if such an agreement is executed, that we will actually close the acquisitions or that the terms will not change.

On October 3, we entered into separate At-the-Market Issuance Sales Agreements to sell, through our agents, shares of our common stock with an aggregate offering price of up to $50.0 million. To date,

we have not issued any shares pursuant to the agreements. Additional information about the At-the-Market Issuance Sales Agreements is available in our current report on Form 8-K filed with the Securities and Exchange Commision on October 3, 2016.

On October 24, 2016, we called notes issued as part of secured borrowings issued by Ajax Mortgage Loan Trust 2014-A and Ajax Mortgage Loan Trust 2014-B. The mortgage loan assets remaining in these trusts were sold to a new securitization trust, Ajax Mortgage Loan Trust 2016-C, and used as collateral for a new secured borrowing. The proceeds from the re-securitization of the loans to Ajax Mortgage Loan Trust 2016-C were first applied to reduce outstanding obligations of Ajax Mortgage Loan Trust 2014-A and Ajax Mortgage Loan Trust 2014-B. Proceeds in excess of the amounts required to satisfy the outstanding obligations Ajax Mortgage Loan Trust 2014-A and Ajax Mortgage Loan Trust 2014-B were retained by us and will be used to fund investments in re-performing mortgage loans. In connection with the extinguishment of the notes issued by Ajax Mortgage Loan Trust 2014-A and Ajax Mortgage Loan Trust 2014-B , we expect to amortize the remaining approximately $0.6 million in deferred issuance costs in the fourth quarter of 2016.

On October 25, 2016, we completed our eighth securitization, Ajax Mortgage Loan Trust 2016-C. An aggregate of $102.6 million of senior securities and $15.8 million of subordinated securities were issued in a private offering with respect to $157.8 million UPB of mortgage loans, of which $12.9 million were small balance commercial mortgage loans. Approximately 82% of these mortgage loans were RPLs and approximately 18% were NPLs based on UPB. Net proceeds from the sale of the senior securities provided leverage of approximately 3.9 times the related equity.

On October 27, 2016, our Board of Directors declared a dividend of $0.25 per share, which will be payable on November 30, 2016, to stockholders of record as of November 16, 2016.

On November 1, 2016, we issued 20,005 shares of our common stock to our Manager in payment of the stock-based component of the management fee due for the third quarter of 2016 in a private transaction. The management fee expense associated with these shares was recorded as an expense in the third quarter of 2016.

On November 1, 2016, we issued each of our independent directors 417 shares of our common stock in payment of half of their quarterly director fees for the third quarter of 2016.

Conference Call

Great Ajax will host a conference call at 5:00 p.m. EST, Tuesday, November 1, 2016 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2015 filed with the SEC on March 29, 2016. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except share and per share amounts)

	Three months ended
	September	June 30,	March 31,	December 31,
	30, 2016	2016	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$18,707	$16,378	$15,814	$15,584
Interest expense	(6,941)	(6,063)	(4,987)	(4,307)

Net interest income	11,766	10,315	10,827	11,277

Income from investment in Manager	68	46	44	49
Other income (expense)	(215)	327	540	362

Total income	11,619	10,688	11,411	11,688

EXPENSE:
Related party expense - loan servicing fees	1,556	1,453	1,403	1,290
Related party expense - management fee	1,049	937	906	890
Loan transaction expense	100	574	213	332
Professional fees	315	407	414	411
Real estate operating expense	157	113	162	123
Other expense	537	317	353	273

Total expense	3,714	3,801	3,451	3,319

Income before provision for income tax	7,905	6,887	7,960	8,369
Provision for income tax	18	26	(3)	(23)
Consolidated net income	7,887	6,861	7,963	8,392
Less: consolidated net income attributable to non-controlling interests	264	256	312	329

Consolidated net income attributable to common stockholders	$7,623	$6,605	$7,651	$8,063
Basic earnings per common share	$0.42	$0.42	$0.50	$0.53
Diluted earnings per common share	$0.42	$0.42	$0.50	$0.53
Weighted average shares – basic	17,937,079	15,742,932	15,306,519	15,295,306
Weighted average shares - diluted	18,664,586	16,389,126	15,959,202	15,942,638

GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except share and per share amounts)

	(Unaudited)
	September 30, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$23,318	$30,795
Cash held in trust	35	39
Mortgage loans(1)	755,627	554,877
Property held-for-sale, net(2)	19,505	10,333
Rental property, net	915	58
Receivable from servicer	9,147	5,444
Investment in affiliate	3,923	2,625
Prepaid expenses and other assets	6,762	5,634
Total Assets	$819,232	$609,805

LIABILITIES AND EQUITY

Liabilities:
Secured borrowings, net(1)	$416,079	$265,006
Borrowings under repurchase agreement	119,232	104,533
Management fee payable	750	667
Accrued expenses and other liabilities	2,164	1,786
Total liabilities	538,225	371,992

Equity:
Preferred stock $.01 par value; 25,000,000 shares authorized, none issued or outstanding	-	-
Common stock $.01 par value; 125,000,000 shares authorized, 18,098,311 shares issued and outstanding, and 15,301,946 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	181	152
Additional paid-in capital	244,641	211,729
Retained earnings	25,803	15,921
Equity attributable to common stockholders	270,625	227,802
Non-controlling interests	10,382	10,011
Total equity(3)	281,007	237,813

Total Liabilities and Equity	$819,232	$609,805

(1)       Mortgage loans includes $595,279 and $398,696 of loans transferred to securitization trusts at September 30, 2016 and December 31, 2015, respectively, that are variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp).

(2)       Property held for sale, net, includes a valuation allowance of $0.6 million at September 30, 2016. No valuation allowance was recorded as of December 31, 2015.

(3)       Net book value per diluted share was $14.99 and $14.92 at September 30, 2016 and December 31, 2015, respectively.